Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com

ADT REPORTS SECOND QUARTER 2015 RESULTS
Drives higher revenues, EBITDA and diluted EPS
Delivers increase in gross customer additions, improves retention and subscriber creation multiple year-over-year
Increases guidance for recurring revenue and retention; adds pre-SAC EBITDA guidance

SECOND QUARTER 2015 FINANCIAL HIGHLIGHTS

•	GAAP: revenue of $890 million, net income of $68 million, diluted EPS of $0.40, operating cash flow of $387 million

•	Recurring revenue of $829 million, up 7.2% or 7.8% in constant currency(1)(2)

•	Pre-SAC EBITDA before special items of $557 million(1), up $32 million or $34 million in constant currency

•	EBITDA before special items of $444 million(1), up $13 million

•	Diluted EPS before special items of $0.47(1), includes a $0.04 negative impact related to a marketing efficiency program

•	Operating cash flow before special items of $413 million(1)

•	Steady-state free cash flow of $940 million(1), up $154 million or 19.6% from prior year
SECOND QUARTER 2015 BUSINESS HIGHLIGHTS

•	Increased gross additions to 249 thousand, up 7.3% from prior year; up 8.3% excluding bulk acquisitions

•	Improves revenue attrition to 12.5%, year-over-year improvement of 170 basis points

•	Improves unit attrition to 12.5%, a year-over-year improvement of 120 basis points

•	Increased new and resale revenue per unit to $48.18, an increase of $2.10 or 4.6% over prior year

•	Reduced Direct Channel net SAC creation multiple excluding upgrades to 31.5x, a 2.4x improvement over prior year

•	Drove ADT Pulse take rates to 56%; Pulse customers comprise 19% of the total ADT base

•	Repurchased 1.3 million shares during the quarter at an average price of $34.20 per share
BOCA RATON, Fla. - April 29, 2015 - The ADT Corporation (NYSE: ADT) today reported its financial results for the second quarter of 2015. The Company reported total revenue of $890 million, an increase of 6.3%, or 6.8% in constant currency(1), compared to the second quarter of 2014. Recurring revenue, which made up 93% of total revenue in the quarter, was $829 million, up 7.2% compared to the same period last year and up 7.8% in constant currency(1). Recurring revenue growth in the quarter was driven by an increase in ADT's new revenue per customer, which rose 4.6% over last year to $48.18, the addition of Reliance Protectron Inc. ("Protectron"), strong growth by ADT Business and improved customer retention. Revenue attrition for the quarter improved to 12.5%, an improvement of 50 basis points sequentially and 170 basis points year-over-year. Unit attrition for residential and small business improved 40 basis points sequentially, and 120 basis points from last year, ending at 12.5% for the quarter. ADT closed the quarter with 6.7 million customer accounts, a 4.7% increase over last year. Pre-SAC EBITDA before special items increased by $32 million to $557 million(1), a 6.1% increase over the prior year, and pre-SAC EBITDA margin before special items was 66.1%. EBITDA before special items increased by $13 million to $444 million(1), 3.0% higher than the prior year, while EBITDA margin before special items was 49.9%(1) for the quarter. EBITDA before special items includes the impact of approximately $11 million pre-tax related to a change in how the Company accounts for dealer payments for leads generated through a marketing efficiency program from the beginning of the fiscal year. Although participating dealers pay the Company for leads generated by the program, after the change, these payments are accounted for as a reduction in capital expenditures incurred for dealer generated customer accounts, rather than as a reduction in the associated marketing expense on the income statement, creating a timing effect on expense recognition. The change for this program has no impact on SAC, net creation multiples, pre-SAC EBITDA, future returns and cash flow.
The Company reported diluted earnings per share of $0.40. Excluding special items for restructuring and 2G radio conversion costs, diluted earnings per share was $0.47(1). The diluted earnings per share of $0.47 also includes the year-to-date impact of approximately $0.04 per share related to the previously mentioned marketing efficiency program. Using the Company's cash tax rate, diluted earnings per share before special items was $0.67(1).
Steady-state free cash flow increased to $940 million this quarter, $154 million or 19.6% above prior year. The improved results were driven by higher pre-SAC EBITDA, lower attrition and lower subscriber acquisition costs excluding upgrades. Operating cash flow was $387 million on a reported basis. Excluding special items for restructuring and 2G radio conversion costs, operating cash flow was $413 million(1). Free cash flow before special items was $99 million(1) in the quarter, up $53 million from the first quarter 2015, but $22 million below the same period last year. The unfavorable variance was driven by growth initiatives including a 7.3% increase in gross subscriber additions, higher Pulse take rates and Pulse upgrades, all investments which are expected to increase free cash flow in the future.
"We continued to build on the momentum we have generated over the past year, delivering another quarter of improved performance," said Naren Gursahaney, ADT's chief executive officer.  "Solid execution of our initiatives, along with our focus on quality subscriber growth, drove improved operational results, highlighted by strong year-over-year growth in gross customer adds and significant improvement in retention.  Our key customer metrics continue to move in the right direction.  Solid lead generation, coupled with improved phone and field close rates contributed to more than a 7% increase in gross adds.  The growth in gross adds, coupled with significant improvements in revenue and unit attrition, both of which reached 12.5%, moved us meaningfully closer to our goal of net customer growth.  Our strong operational results fueled solid increases in revenues and pre-SAC EBITDA before special items.  Pulse take rates were 56% during the quarter and continue to be an important driver of our results, driving higher revenue per user and delivering what we believe is a better customer experience.  We continue to invest in new growth opportunities, as evidenced by the launch of our new mobile PERS product in our health business, the expansion of our commercial activities, and the launch of a new advertising campaign which spotlights ADT's smart and safe security and automation solutions.  I am very proud of our team for delivering another solid quarter."
PROGRESS ON 2015 PRIORITIES: DELIVERING ON GROWTH INITIATIVES

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Growth investments in ADT Pulse fuel New RPU growth - The Company continued to drive strong growth in its ADT Pulse platform, which has now grown to approximately 1.2 million customers, or 19% of ADT's total customer base. In our residential direct channel, over 73% of new customers purchased a Pulse security system and upgrade units nearly doubled from a year ago. ADT added over 130,000 Pulse customers in the quarter and upgraded almost 32,000 existing customers to Pulse, including many current 2G customers in-line for conversion to 3G. Pulse customers drive higher ARPU and a better customer experience, which the Company believes will result in stronger retention characteristics.

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Customer retention initiatives help drive lowest level of attrition since spin off - The Company continued to reduce customer attrition by improving customer experience and continuing to execute upon its retention initiatives. In the last year, the Company has focused on lowering attrition by implementing non-pay initiatives, strengthening resale efforts and developing customer loyalty programs, while driving increased penetration of ADT Pulse automation services, which currently exhibit better retention characteristics. These actions drove improvements resulting in revenue attrition in the quarter of 12.5% -- a 50 basis point improvement sequentially and 170 basis points below prior year, and unit attrition in our residential and small business channels of 12.5% -- a 40 basis point improvement sequentially and 120 basis points below the same period last year.

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Focus on quality sales and increasing demand for ADT Pulse drives strong increase in gross additions - In-line with efforts to drive stronger, high-quality gross adds in both the direct and dealer channels, the Company delivered an 8.3% increase in organic gross customer additions over the prior year despite implementing tenure screening in its direct channel.

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Continued solid lead generation helped fuel a 9% increase in gross adds in the direct channel, as sales leads increased and self generated sales improved by more than 19% over the prior year. A 28% increase in telesales contributed to this growth. Demand for ADT Pulse continued to increase, resulting in a 60% take rate when considering both new and resale Pulse customers in the residential direct channel.

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Excluding bulk acquisitions, the dealer channel's production grew 7% year-over-year, driven by higher production from existing dealers, as well as the inclusion of Protectron's dealer channel, and new dealers that have joined ADT. Pulse demand in the dealer channel continued to rise, as evidenced by a 51.9% Pulse take rate, up from 35.8% in the comparable period last year.

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Business channel gains traction in small business and making progress in commercial expansion activities - The Company is executing on growth initiatives in the small business and mid-size commercial space.

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Included in the total company growth, the small business channel is driving strong year-over-year organic growth with gross additions up 12.8% in the U.S. market, while new and resale revenue per unit increased by 3.4% and recurring revenue grew 9.5% organically over last year. Following the expiration of a prior non-compete agreement, the Company expanded its traditional small business product portfolio to a larger customer base which is contributing to the accelerated growth. Strong sales of hosted video and a year-over-year increase in Pulse sales, resulting in a 46.9% take rate, contributed to this success.

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The Company continues to build its commercial presence, adding over 20 additional employees to its sales force, expanding its product line and capabilities, completing nearly 400 new installations, and contributing over $900 thousand in revenue in the quarter. The Company also secured its first national account customer.

•	Health channel positioned for growth as several key initiatives launched in second quarter - The Company implemented several growth initiatives to reposition the health channel for future success.

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ADT's health channel has undergone several changes since the start of fiscal 2015, including the launch of a health-specific advertising campaign and the new, on-the-go mPERS product, which is now offered through several dealers, retailers and ADT.com. Gross additions in the quarter grew nearly 20% and new customer RPU increased 12% when compared to the same period last year, much of this driven by the new mPERS product, which made up 29% of gross additions after its mid-February launch.

"We continued to drive strong growth and improved operating metrics, while accelerating our investment in growth," said Michael Geltzeiler, ADT's chief financial officer. "We are delivering on our commitments to increase gross adds and reduce attrition, which for the quarter reduced our net customer churn to less than 3,000, versus nearly 30,000 in the second quarter last year. We continue to implement improvements in our subscriber acquisition costs, driving net SAC in our direct channel lower on a year-over-year basis, despite increased Pulse take rates. Our continued deployment of our new Total Security (TS) panel for Pulse automation and our electronic order entry initiative resulted in lowering the cost to create new customers, as evidenced by a 2.4x improvement in our direct channel SAC creation multiple net of upgrades. Margins on an adjusted basis were flat with last year, despite accelerating incremental maintenance and service costs targeted at improving customer care response time, and invested in new products and services. In the quarter, we also drove a 19.6% increase in steady-state free cash flow, improved pre-SAC EBITDA before special items by 6.1%, and enhanced our capital structure with the repurchase of 1.3 million shares."
PROGRESS ON 2015 PRIORITIES: DRIVING COST EFFICIENCIES
Total operating expenses before special items(3) were up 10.2% over last year driven primarily by the increase in ADT Pulse customers, the acquisition of Protectron, and the expense recognition from the marketing efficiency program. Depreciation and amortization ("D&A") before special items(3) expenses rose 9.8% as we transition a portion of our customer base to Pulse, consolidate Protectron, and implement certain infrastructure investments to separate from Tyco and improve operating efficiency. Excluding the impact of Protectron and the marketing efficiency program, total operating expenses before special items(3) rose 4%.

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Cost to serve / G&A - Cost to serve before special items(3) was up 10.1% compared to last year, primarily related to the consolidation of Protectron. Without the consolidating effects of Protectron, cost to serve expenses were up less than 5% compared with the same period last year, despite the Company making additional investments in improving customer experience, launching its commercial business, expanding its health operations, and generating a higher mix of ADT Pulse accounts over last year which require a license fee and incremental telecommunication costs.

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Subscriber acquisition cost (SAC) / Creation multiple - Total net SAC creation multiple, excluding the impact of Pulse upgrades, was 31.2x, a year-over-year improvement of 0.9x. Direct net SAC, excluding the impact of upgrades, was $1,519, $42 lower than the same period last year, and the creation multiple was 31.5x, an improvement of 2.4x over the same period last year. The Company reduced net creation multiples by lowering installation costs and realizing higher ARPU generated from new customers additions. We expect to continue to benefit more from these and other initiatives, including the full roll-out of electronic contracts and the deployment our TS Panel for ADT Pulse, over the course of 2015.

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Marketing efficiency program - The Company has a marketing efficiency program which significantly improves the cost efficiency of generating leads for both its direct and dealer network by reducing the costs associated with its paid search activities. This program has resulted in an 80% reduction in the cost per "click" resulting in meaningful annual paid search savings benefiting ADT and participating dealers.

PROGRESS ON 2015 PRIORITIES: CAPITAL STRUCTURE OPTIMIZATION

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Share repurchase - The Company repurchased 1.3 million shares for $44 million, at an average price of $34.20. Year to date, the Company has repurchased 4.2 million shares at an average price of $32.91 per share.

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Debt/Capital Structure - Long-term debt totaled $5.3 billion at the end of the quarter, keeping the Company's leverage ratio, based off of a trailing twelve month EBITDA before special items at 2.9x(1). The Company's average cost of borrowing remained below 4% in the quarter.

•	Quarterly dividend - The Company paid a quarterly dividend of $0.21 per share on February 18th, an increase of 5% versus last year.
FULL YEAR FISCAL 2015 GUIDANCE UPDATE
The Company is updating its previously issued guidance for full year fiscal 2015 as follows:

FY 2015 E Guidance
	Previously Issued	Updated Guidance
($ in millions)		Reported	Constant Currency
Recurring revenue growth	5% - 6%	5.5% - 6%	> 6%
Pre-SAC EBITDA before special items growth	N/A	$80 - $100	> $100
T12M Net Unit Attrition	< 13%	mid 12%	mid 12%
Steady-state free cash flow before special items	> $1 billion	> $1 billion	> $1 billion
SECOND QUARTER 2015 RESULTS HIGHLIGHTS

($ in millions, except per share amounts)	Q2 2015	Q2 2014	Change	YTD 2015	YTD 2014	Change
Recurring revenue	$829	$773	7.2%	$1,654	$1,548	6.8%
Other revenue	$61	$64	(4.7)%	$123	$128	(3.9)%
Total revenue	$890	$837	6.3%	$1,777	$1,676	6.0%
EBITDA before special items(1)	$444	$431	3.0%	$897	$857	4.7%
EBITDA margin before special items(1)	49.9%	51.5%	-160 bps	50.5%	51.1%	-60 bps
Net income	$68	$63	7.9%	$140	$140	—%
Diluted earnings per share	$0.40	$0.34	17.6%	$0.81	$0.74	9.5%
Diluted earnings per share before special items(1)	$0.47	$0.49	(4.1)%	$0.98	$0.92	6.5%
Diluted weighted-average shares outstanding	172	183	(6.0)%	173	190	(8.9)%

(1) Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables.
(2) All variances are year-over-year unless otherwise noted.
(3)  Operating expenses in Q2 2015 include $28 million from Protectron before special items, $8 million of which is depreciation and amortization, and special items totaling $21 million in cost to serve; Q1 2015 include $33 million from Protectron, $10 million of which is depreciation and amortization, and special items totaling $26 million in cost to serve; Q2 2014 operating expenses include special items totaling $19 million, which is comprised of $7 million in cost to serve, $8 million in depreciation and amortization and $4 million in separation costs.
CONFERENCE CALL AND WEBCAST
Management will discuss the Company's second quarter 2015 results during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At the investor relations section of ADT's website: http://investors.adt.com

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By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (877) 415-3186, enter pass code 56647482 when prompted. The telephone dial-in number for participants outside the United States is (857) 244-7329, enter pass code 56647482 when prompted.

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An audio replay of the conference call will be available at 12:00 p.m. (ET) on April 29, 2015 and ending at 11:59 p.m. (ET) on May 6, 2015. The dial-in number for participants in the United States is (888) 286-8010, enter pass code 76601061 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, enter pass code 76601061 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of security and automation solutions for homes and businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today's active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to nearly seven million customers, and it employs approximately 17,500 people at 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the "Investor Relations" section at http://investors.adt.com.
NON-GAAP MEASURES
Revenue in constant currency, recurring revenue in constant currency, leverage ratio, earnings before interest, taxes, depreciation and amortization ("EBITDA"), EBITDA margin, pre-SAC EBITDA, pre-SAC EBITDA margin, free cash flow (FCF), steady-state free cash flow (SSFCF), diluted earnings per share (EPS) and diluted EPS at cash tax rates, in each case "before special items," are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.
Revenue and recurring revenue, each in constant currency, are useful measures because they provide transparency to the underlying performance in markets outside the United States by excluding the effect that foreign currency exchange rate fluctuations have on comparability. Revenue and recurring revenue in constant currency as presented herein may not be comparable to similarly titled measures reported by other companies. The difference between revenue (the most comparable GAAP measure), revenue in constant currency (non-GAAP measure) and recurring revenue in constant currency (the non-GAAP measure) is the exclusion of the impact of foreign currency exchange fluctuations. This is also the primary limitation of this measure, which is best addressed by using revenue and recurring revenue in constant currency in combination with GAAP revenue.
The leverage ratio is defined as the ratio of EBITDA before special items to total debt. The leverage ratio is a useful measure of the Company's credit position and progress towards leverage targets. Refer to the discussion on EBITDA before special items for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
EBITDA is a useful measure of the Company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.
Pre-SAC EBITDA is useful because it measures the Company's operational profits from its existing customer base by excluding certain revenue and expenses related to acquiring new customers. The difference between Net Income (the most comparable GAAP measure) and pre-SAC EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation expense, amortization expense, gross subscriber acquisition cost expenses and revenue associated with the sale of equipment. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure, the impact of non-cash charges related to capital investments and the impact of growing our subscriber base.
In addition, from time to time, the Company may present EBITDA and pre-SAC EBITDA before special items, which are the respective measures, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below. EBITDA and pre-SAC EBITDA may also be presented at constant currency. Constant currency presentation is useful because it provides transparency to the underlying performance in markets outside the U.S. by excluding the effect that foreign currency exchange rate fluctuations have on comparability.

There are material limitations to using EBITDA and pre-SAC EBITDA. EBITDA and pre-SAC EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA and pre-SAC EBITDA do not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. Additionally, pre-SAC EBITDA does not take into account expenses related to acquiring new customers. When presented at constant currency, these measures exclude of the impact of foreign currency exchange fluctuations. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA and pre-SAC EBITDA in conjunction with net income as calculated in accordance with GAAP. The EBITDA and pre-SAC EBITDA discussion above is also applicable to the respective margin measures.
FCF is a useful measure of the Company's ability to repay debt, make other investments and return capital to shareholders through dividends and share repurchases. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through the network of authorized dealers. Bulk account purchases represent accounts acquired from third parties outside of the authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
SSFCF is a useful measure of pre-levered cash that is generated by the Company after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers that drive recurring revenue growth. The difference between Net Income (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the factors discussed above regarding pre-SAC EBITDA, on a quarter-to-date basis. Pre-SAC EBITDA is then annualized and adjusted for additional factors, described in the reconciliation below, required to maintain the steady-state. Certain components of these inputs are determined using trailing twelve month information or information from the most recent quarter.
In addition, from time to time the Company may present FCF and SSFCF before special items, which is FCF or SSFCF, adjusted to exclude the impact of the special items highlighted below. These numbers provide information to investors regarding the impact of certain items management believes are useful to identify, as described below.
The limitation associated with using FCF and SSFCF is that they adjust for certain items that are ultimately within management's and the Board of Directors' discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. FCF is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not reduced. This limitation is best addressed by using FCF and SSFCF in combination with other GAAP financial measures.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measure.
Diluted EPS at cash tax rates is a useful measure of the Company's diluted earnings per share after considering the difference between the effective tax rate and cash tax rate. The difference between diluted EPS (the most comparable GAAP measure) and diluted EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.
The Company has presented its diluted EPS, diluted EPS at cash tax rates, EBITDA, EBITDA margin, pre-SAC EBITDA, pre-SAC EBITDA margin, FCF, SSFCF and other measures before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the Company. The Company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The Company may also present its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the Company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the Company's underlying operating results and business trends between periods. The difference between net income and diluted EPS before special items and net income and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA, EBITDA margin, pre-SAC EBITDA and pre-SAC EBITDA margin before special items do not reflect any additional adjustments, other than taxes, that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the Company's reported operating income, operating margin, net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The Company is not providing a quantitative reconciliation of our non-GAAP outlook to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP outlook, other than those described above, are difficult to predict and are primarily dependent on future uncertainties. The GAAP measures excluded from our non-GAAP outlook for which we do not prepare a reconcilable GAAP forecast include the factors described above for recurring revenue, pre-SAC EBITDA before special items, SSFCF before special items, and in each case at constant currency.
FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as "expects," "intends," "will," "anticipates," "believes," "confident," "continue," "propose," "seeks," "could," "may," "should," "estimates," "forecasts," "might," "goals," "objectives," "targets," "planned," "projects," and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets, and our ability to continue to execute a competitive, profitable pricing structure;

•	our ability to compete with new and existing competitors by developing or acquiring new technologies that achieve market acceptance and acceptable margins;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	an increase in the rate of customer attrition, including impact to our depreciation and amortization expenses or impairment of assets related to our security monitoring services;

•	changes in the housing market and consumer discretionary income;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	failure to maintain the security of our information and technology networks, including personally identifiable information;

•	interruption to our monitoring facilities;

•	volatility in the market price of our stock;

•	current and potential securities litigation;

•	failure to realize expected benefits from acquisitions and investments;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential loss of authorized dealers and affinity marketing relationships;

•	risks associated with acquiring and integrating customer accounts;

•	failure of our authorized dealers to mitigate certain risks;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing upon cost and growth of our business;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd., our former parent company ("Tyco") and other third parties;

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	imposition by local governments of assessments, fines, penalties and limitations on either us or our customers for false alarms;

•	refusal to respond to calls from monitored security service companies, including us, by police departments in certain U.S. and Canadian jurisdictions;

•	our dependence on certain software technology that we license from third parties, and failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	inability to hire and retain key personnel, including an effective sales force;

•	adverse developments in our relationship with our employees;

•	capital market conditions, including availability of funding sources;

•	changes in our credit ratings;

•	risks related to our increased indebtedness, including our ability to meet certain financial covenants in our debt instruments;

•	impact of any material adverse legal judgments, fines, penalties or settlements;

•	exposure to counterparty risk in our hedging agreements;

•	fluctuations in foreign currency exchange rates;

•	potential liabilities for legacy obligations relating to the separation from Tyco; and

•	failure to fully realize expected benefits from the separation from Tyco.
Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended			For the Six Months Ended
	March 27, 2015	March 28, 2014	% Change	March 27, 2015	March 28, 2014	% Change
Revenue	$890	$837	6.3%	$1,777	$1,676	6.0%
Cost of revenue	392	356	10.1%	780	718	8.6%
Selling, general and administrative expenses	331	307	7.8%	649	611	6.2%
Radio conversion costs	19	6	216.7%	42	9	366.7%
Separation costs	—	4	(100.0)%	—	9	(100.0)%
Operating income	148	164	(9.8)%	306	329	(7.0)%
Interest expense, net	(51)	(46)	10.9%	(101)	(93)	8.6%
Other income	3	—	N/M	3	2	50.0%
Income before income taxes	100	118	(15.3)%	208	238	(12.6)%
Income tax expense	(32)	(55)	(41.8)%	(68)	(98)	(30.6)%
Net income	$68	$63	7.9%	$140	$140	—%

Net income per share:
Basic	$0.40	$0.35	14.3%	$0.81	$0.74	9.5%
Diluted	$0.40	$0.34	17.6%	$0.81	$0.74	9.5%
Weighted-average number of shares:
Basic	171	182	(6.0)%	173	189	(8.5)%
Diluted	172	183	(6.0)%	173	190	(8.9)%

Effective tax rate	32.0%	46.6%	(1460) bps	32.7%	41.2%	(850) bps
N/M - not meaningful

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 27, 2015	September 26, 2014
Assets
Current Assets:
Cash and cash equivalents	$63	$66
Accounts receivable trade, net	98	101
Inventories	80	76
Prepaid expenses and other current assets	51	55
Deferred income taxes	120	111
Total current assets	412	409
Property and equipment, net	272	265
Subscriber system assets, net	2,384	2,260
Goodwill	3,694	3,738
Intangible assets, net	3,031	3,120
Deferred subscriber acquisition costs, net	601	571
Other assets	243	186
Total Assets	$10,637	$10,549
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$5	$4
Accounts payable	183	208
Accrued and other current liabilities	240	253
Income taxes payable	4	7
Deferred revenue	237	236
Total current liabilities	669	708
Long-term debt	5,264	5,096
Deferred subscriber acquisition revenue	867	838
Deferred tax liabilities	705	651
Other liabilities	124	128
Total Liabilities	7,629	7,421
Total Equity	3,008	3,128
Total Liabilities and Equity	$10,637	$10,549

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Six Months Ended
	March 27, 2015	March 28, 2014
Cash Flows from Operating Activities:
Net income	$140	$140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	553	509
Amortization of deferred subscriber acquisition costs	69	65
Amortization of deferred subscriber acquisition revenue	(80)	(74)
Stock-based compensation expense	12	9
Deferred income taxes	59	82
Provision for losses on accounts receivable and inventory	30	25
Changes in operating assets and liabilities and other	(27)	1
Net cash provided by operating activities	756	757
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(267)	(225)
Subscriber system assets	(352)	(325)
Capital expenditures	(50)	(33)
Other investing	(39)	28
Net cash used in investing activities	(708)	(555)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	27	12
Repurchases of common stock under approved program	(138)	(1,286)
Dividends paid	(71)	(62)
Proceeds from long-term borrowings	505	1,725
Repayment of long-term debt	(367)	(376)
Other financing	(5)	(21)
Net cash used in financing activities	(49)	(8)
Effect of currency translation on cash	(2)	—
Net (decrease) increase in cash and cash equivalents	(3)	194
Cash and cash equivalents at beginning of period	66	138
Cash and cash equivalents at end of period	$63	$332

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended			For the Six Months Ended
($ in millions)	March 27, 2015	December 26, 2014	March 28, 2014	March 27, 2015	March 28, 2014
Net Income (GAAP)	$68	$72	$63	$140	$140
Restructuring and other, net(1)	1	2	6	3	9
Radio conversion costs(1)	12	15	4	27	6
Non-recurring separation costs(1)	—	—	3	—	6
Separation related other expense (income)(2)	(1)	—	—	(1)	1
Pre-separation and other discrete tax items	—	—	13	—	13
Net Income before special items	$80	$89	$89	$169	$175

(1)
Items have been presented net of tax of $8M for the quarter ended March 27, 2015, $9M for the quarter ended December 26, 2014, $6M for the quarter ended March 28, 2014, $17M for the six months ended March 27, 2015 and $12M for the six months ended March 28, 2014.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
Diluted EPS Before Special Items

	For the Quarters Ended			For the Six Months Ended
	March 27, 2015	December 26, 2014	March 28, 2014	March 27, 2015	March 28, 2014
Diluted EPS (GAAP)	$0.40	$0.41	$0.34	$0.81	$0.74
Impact of special items(1)	0.07	0.10	0.15	0.17	0.18
Diluted EPS before special items	$0.47	$0.51	$0.49	$0.98	$0.92

(1)	Items have been presented net of tax where applicable.
Diluted EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended			For the Six Months Ended
	March 27, 2015	December 26, 2014	March 28, 2014	March 27, 2015	March 28, 2014
Diluted EPS (GAAP)	$0.40	$0.41	$0.34	$0.81	$0.74
Plus: Impact of income tax expense on diluted EPS	0.19	0.21	0.30	0.39	0.52
Less: Impact of income taxes paid, net of refunds	(0.03)	(0.03)	(0.05)	(0.05)	(0.08)
Diluted EPS at cash tax rates	$0.56	$0.59	$0.59	$1.15	$1.18
Impact of special items(1)	0.11	0.14	0.10	0.25	0.17
Diluted EPS before special items at cash tax rates	$0.67	$0.73	$0.69	$1.40	$1.35

(1)	Items presented at cash tax rates where applicable.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA Before Special Items

	For the Quarters Ended			For the Six Months Ended
($ in millions)	March 27, 2015	December 26, 2014	March 28, 2014	March 27, 2015	March 28, 2014
Net Income (GAAP)	$68	$72	$63	$140	$140
Interest expense, net	51	50	46	101	93
Income tax expense	32	36	55	68	98
Depreciation and intangible asset amortization	278	275	260	553	509
Amortization of deferred subscriber acquisition costs	35	34	33	69	65
Amortization of deferred subscriber acquisition revenue	(40)	(40)	(37)	(80)	(74)
EBITDA	$424	$427	$420	$851	$831
EBITDA Margin	47.6%	48.1%	50.2%	47.9%	49.6%

Restructuring and other, net	2	2	1	4	6
Acquisition and integration costs	—	1	—	1	1
Radio conversion costs	19	23	6	42	9
Non-recurring separation costs	—	—	4	—	9
Separation related other expense (income)(1)	(1)	—	—	(1)	1
EBITDA before special items	$444	$453	$431	$897	$857
EBITDA Margin before special items	49.9%	51.1%	51.5%	50.5%	51.1%

Subscriber acquisition cost expenses, net of related revenue	113	105	94	218	192
Pre-SAC EBITDA before special items	$557	$558	$525	$1,115	$1,049
Pre-SAC EBITDA Margin before special items	66.1%	66.4%	66.7%	66.3%	66.6%

Revenue (GAAP)	$890	$887	$837	$1,777	$1,676
Subscriber acquisition cost related revenue	(47)	(47)	(50)	(94)	(102)
Pre-SAC Revenue	$843	$840	$787	$1,683	$1,574

EBITDA before special items	$444	$453	$431	$897	$857
Effect of Protectron on EBITDA before special items	(15)	(13)	—	(28)	—
EBITDA before special items excluding Protectron	$429	$440	$431	$869	$857

Revenue (GAAP)	$890	$887	$837	$1,777	$1,676
Effect of Protectron on revenue	(35)	(36)	—	(71)	—
Revenue excluding Protectron	$855	$851	$837	$1,706	$1,676
EBITDA Margin before special items excluding Protectron	50.2%	51.7%	51.5%	50.9%	51.1%

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
SSFCF Before Special Items

	For the Quarters Ended
($ in millions)	March 27, 2015	December 26, 2014	March 28, 2014
Last quarter, annualized pre-SAC EBITDA before special items	$2,228	$2,232	$2,100
SAC required to maintain recurring revenue(1)	(1,278)	(1,329)	(1,304)
Maintenance capital expenditures	(10)	(10)	(10)
SSFCF before special items	$940	$893	$786

(1)	SAC required to maintain recurring revenue is calculated as follows:

	For the Quarters Ended
($ in millions)	March 27, 2015	December 26, 2014	March 28, 2014
Last quarter average recurring revenue under contract for the period	$276	$275	$258
Trailing twelve month disconnects net of price escalation(2)	14.2%	14.6%	15.0%
Last quarter gross recurring revenue creation multiple(3)	32.6	33.1	33.7
SAC required to maintain recurring revenue	$1,278	$1,329	$1,304

(2)	Average trailing twelve month recurring revenue disconnected net of price escalations. Disconnects account for dealer chargebacks.

(3)	Gross creation cost includes amount held back from dealers for chargebacks.
Operating Cash Flow and FCF Before Special Items

	For the Quarters Ended			For the Six Months Ended
($ in millions)	March 27, 2015	December 26, 2014	March 28, 2014	March 27, 2015	March 28, 2014
Operating cash flow (GAAP)	$387	$369	$422	$756	$757
Restructuring and other, net	2	2	—	4	—
Acquisition and integration costs	—	2	1	2	1
Tax sharing costs received	—	—	(12)	—	(12)
Radio conversion costs	24	17	5	41	6
Non-recurring separation costs within cash from operating activities	—	—	5	—	11
Operating cash flow before special items	$413	$390	$421	$803	$763
Dealer generated customer accounts and bulk account purchases	(121)	(146)	(115)	(267)	(225)
Subscriber system assets	(175)	(177)	(168)	(352)	(325)
Capital expenditures	(18)	(32)	(21)	(50)	(33)
Non-recurring separation capital expenditures	—	11	4	11	9
FCF before special items	$99	$46	$121	$145	$189

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Leverage Ratio

	For the Twelve Months Ended
($ in millions)	March 27, 2015	September 26, 2014	September 27, 2013
Net Income (GAAP)	$304	$304	$421
Interest expense, net	200	192	117
Income tax expense	98	128	221
Depreciation and intangible asset amortization	1,084	1,040	942
Amortization of deferred subscriber acquisition costs	135	131	123
Amortization of deferred subscriber acquisition revenue	(157)	(151)	(135)
EBITDA	$1,664	$1,644	$1,689
Restructuring and other, net	15	17	(1)
Acquisition and integration costs	7	7	2
Radio conversion costs	77	44	—
Non-recurring separation costs	8	17	23
Separation related other income(1)	36	38	(23)
EBITDA before special items	$1,807	$1,767	$1,690
EBITDA Margin before special items	51.5%	51.8%	51.1%

Protectron adjustment to EBITDA before special items	19	54
Pro-forma EBITDA before special items	$1,826	$1,821

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

($ in millions)	March 27, 2015	September 26, 2014	September 27, 2013
Current maturities of long-term debt	$5	$4	$3
Long-term debt	5,264	5,096	3,373
Total Debt	$5,269	$5,100	$3,376

Leverage Ratio(2)	2.9	2.9	2.0
Leverage Ratio including pro-forma Protectron(2)	2.9	2.8

(2)	Leverage ratio is defined as the ratio of debt to trailing twelve month EBITDA before special items or trailing twelve month EBITDA before special items including pro-forma Protectron.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Revenue and Pre-SAC EBITDA Before Special Items at Constant Currency

	For the Quarters Ended		For the Six Months Ended
($ in millions)	March 27, 2015	March 28, 2014	March 27, 2015	March 28, 2014
Recurring revenue as reported	$829	$773	$1,654	$1,548
Recurring revenue at constant currency(1)	$833	$773	$1,661	$1,548

Total revenue as reported	$890	$837	$1,777	$1,676
Total revenue at constant currency(1)	$894	$837	$1,784	$1,676

Pre-SAC EBITDA before special items as reported	$557	$525	$1,115	$1,049
Pre-SAC EBITDA before special items at constant currency(2)	$559	$525	$1,119	$1,049

(1)	Constant currency revenue results are calculated by translating current period revenue, excluding Protectron, in local currency using the prior comparable period's currency conversion rate.

(2)
Constant currency pre-SAC EBITDA results are calculated by translating current period pre-SAC EBITDA, excluding Protectron, in local currency using the prior comparable period's currency conversion rate.

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	March 27, 2015	March 28, 2014	Change
Recurring customer revenue (in millions)	$829	$773	7.2%
Other revenue (in millions)	61	64	(4.7)%
Total revenue (in millions)	$890	$837	6.3%

Ending number of customers (in thousands)	6,653	6,352	4.7%
Gross customer additions (in thousands)	249	232	7.3%
Customer revenue attrition rate(1)	12.5%	14.2%	-170 bps
Customer unit attrition rate(2)	12.5%	13.7%	-120 bps
Average revenue per customer (dollars)(3)	$41.98	$41.40	1.4%

(1)
The customer revenue attrition rate is a 52-week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, excluding contracts monitored but not owned and net of dealer charge-backs and re-sales, and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(2)
The customer unit attrition rate is a 52-week trailing ratio, the numerator of which is the trailing twelve month residential and business customer sites canceled during the period due to attrition, excluding health services and contracts monitored but not owned and net of charge-backs and re-sales, and the denominator of which is the average of the customer base at the beginning of each month during the trailing twelve month period.

(3)
Average revenue per customer measures the average amount of recurring revenue per customer per month, excluding contracts monitored but not owned, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.